EXHIBIT 4.3

CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (this “Agreement”), dated as of May 4, 2004, is entered into by and between Citizens Financial Group, Inc. (“Buyer”) and Charles D. Koch (the “Consultant”) to be effective upon the Effective Time of the Merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 4, 2004 among Charter One Financial, Inc., a Delaware corporation (the “Company”), Buyer, and Cardinal Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Buyer (“Merger Subsidiary”). If the Effective Time does not occur, this Agreement shall be void ab initio and of no further force and effect. Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

WITNESSETH:

     WHEREAS, the Consultant has invaluable knowledge and expertise regarding the operations of the Company;

     WHEREAS, due to the Consultant’s knowledge and expertise, Buyer wishes to have the cooperation of, and access to, the Consultant following the Effective Time; and

     WHEREAS, Buyer and the Consultant have mutually agreed that the Consultant shall serve as an advisor to the Surviving Corporation (together with the Company as hereinbefore defined, the “Company”) on the terms and subject to the conditions hereinafter specified.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and the Consultant hereby agree as follows:

     1.      Consulting Period. The Consultant shall render consulting services, on the terms and conditions set forth in this Agreement, for the period beginning at the Effective Time and ending upon the third anniversary of the date (the “Effective Date”) on which the Effective Time occurs (the “Consulting Period”). Notwithstanding the foregoing, subject to Section 3, nothing in this Agreement or otherwise constitutes an express or implied promise of continued engagement as a consultant, as a director or as any other service provider for any period or at all and will not interfere in any way with the rights of the Consultant, Buyer or any relevant Affiliated Entity to terminate the Consultant’s services, with or without Cause (as defined in Section 3).

     2.      Consulting Services. During the Consulting Period, the Consultant shall (a) provide general consulting services to the Company with respect to the business of the Company and (b) make himself reasonably available to the Company to consult on specific projects for the Company with respect to such business, in each case, as may be reasonably requested from time to time by the Chairman and Chief Executive Officer of Buyer or his designee (the “Consulting Services”). The Consulting Services shall be performed at such place or places as shall be mutually agreed upon by the Consultant and Buyer. In addition, during the Consulting Period, the Consultant shall serve as a member of the Board of Directors of The Royal Bank of Scotland

Group plc, Chairman of the Company’s affiliated bank for the midwestern region of the United States (to the extent it remains in existence) and Vice Chairman of Buyer (the “Board Services”).

     3.      Consideration. In consideration for agreeing to provide the Consulting Services, during the Consulting Period, the Consultant shall be paid an annual amount of $500,000.00 (the “Consulting Fees”), payable in equal monthly installments commencing on the Effective Date and on the first day of each month thereafter. In the event of the Consultant’s death, permanent and total disability (as determined by a physician selected by Buyer and reasonably acceptable to the Consultant or his representative), voluntary termination or termination by Buyer for Cause (as defined below), the obligation to pay the Consulting Fees in respect of the months remaining in the Consulting Period as of the date of any such event shall cease. In the event Buyer terminates the Consultant’s services as a consultant other than for Cause, the Consultant shall be paid the Consulting Fees for the remainder of the Consulting Period in a lump sum within ten business days of the date of termination in full satisfaction of Buyer’s obligations under this Agreement (except for Buyer’s obligations contained in the last sentence of Section 4). For purposes of this Agreement, “Cause” shall mean the willful engaging by the Consultant in illegal conduct or gross misconduct which is materially and demonstrably injurious to Buyer. For the avoidance of doubt, the Consultant shall not be entitled to any fees or retainers in respect of his Board Services.

     4.      Office. During the Consulting Period, the Consultant shall have the use of an office at a location chosen by the Consultant, in his sole discretion, to be provided by Buyer, furnished and equipped and with such office support services as are reasonably and customarily required for the Consultant to perform the Consulting Services, including, without limitation, the services of a full-time office assistant, utilities and telephone. In the event of the Consultant’s death, permanent and total disability (as determined by a physician selected by Buyer and reasonably acceptable to the Consultant or his representative), voluntary termination or termination by Buyer for Cause, the obligation to provide the office space and support services set forth in this Section 4 in respect of the remainder of the Consulting Period shall cease. In the event the Company terminates the Consultant other than for Cause, the office and support services set forth in this Section 4 shall continue to be provided until the third anniversary of the Effective Date.

     5.      Expenses. Buyer shall, or shall cause the Company to, reimburse the Consultant pursuant to the Company’s reimbursement policies for any reasonable business expenses incurred by the Consultant in connection with the performance of the Consulting Services.

     6.      Sole Consideration. Except as specifically provided herein, the Consultant shall be entitled to no compensation or benefits with respect to the Consulting Services or Board Services from Buyer, its subsidiaries or affiliates (the “Affiliated Entities”) and will be credited with no service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of any of the Affiliated Entities for the Consulting Services or Board Services.

     7.      Status as an Independent Contractor. Buyer and the Consultant acknowledge and agree that Buyer shall not exercise general supervision or control over the time, place or manner in which the Consultant provides Consulting Services hereunder, and that in performing

Consulting Services pursuant to this Agreement the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with Buyer or the Company. The Consultant acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fees.

     8.      Confidentiality. The Consultant shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to the Affiliated Entities and their businesses (including without limitation information about the Affiliated Entities’ clients’ and customers’ and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that the Consultant has obtained as a result of the performance of the Consulting Services (“Confidential Information”), provided that the foregoing shall not apply to information that is generally known to the public other than as a result of the breach of this Agreement by the Consultant. Notwithstanding the foregoing, it shall not be a breach of this Section 8 for the Consultant to disclose Confidential Information (a) to the Consultant’s legal or financial advisors, provided that such advisors shall agree to keep the same confidential, (b) as required by order of a court, applicable law, or regulatory body, or (c) with the written consent of Buyer. Notwithstanding anything to the contrary herein, this Agreement shall permit the disclosure of the tax treatment and tax structure, each as defined in Treasury Regulations Section 1.6011 -4, of the compensatory arrangements described in this Agreement.

     9.      Miscellaneous. (a) Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, Buyer and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Agreement is personal in nature and the Consultant shall not, without the written consent of Buyer, assign, transfer or delegate this Agreement or any rights or obligations hereunder.

          (b)      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such state’s laws and principles regarding the conflict of laws.

          (c)      Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Consultant and Buyer.

          (d)      Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight courier service or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Consultant:

     At the most recent address on file for the Consultant at the Company.

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Adam D. Chinn, Esq.
Facsimile No.: (212) 403-2000

If to Buyer:

Citizens Financial Group, Inc.
One Citizens Plaza
Providence, Rhode Island 02903-1339
Attention:      Lawrence K. Fish,
                        Chairman, President and Chief Executive Officer
Facsimile No.: (401) 455-5921

With a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: John J. McCarthy, Jr., Esq.
Facsimile No.: (212) 450-4899

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Regina M. Pisa, P.C.
Facsimile No: (617) 523-1231

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (e)      Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f)      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (g)      Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect to the subject matter hereof.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CITIZENS FINANCIAL GROUP, INC.

By: /s/ Lawrence K. Fish
Name: Lawrence K. Fish
Title: Chairman, President and Chief Executive
Officer

/s/ Charles D. Koch
Consultant